Exhibit 99.1

Kellogg Company News
For release:	February 2, 2012
Analyst Contact:	Simon Burton, CFA (269) 961-6636
Media Contact:	Kris Charles (269) 961-3799

KELLOGG COMPANY REPORTS STRONG FOURTH-QUARTER 2011 RESULTS AND REAFFIRMS GUIDANCE FOR 2012

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today announced that fourth quarter reported net sales increased to $3.0 billion, or by 5.4 percent from the fourth quarter of 2010. Internal net sales, which exclude the effects of foreign currency translation, increased by 6.0 percent over the same period. Fourth-quarter 2011 operating profit was $397 million, a reported increase of 20.3 percent; internal operating profit increased by 20.5 percent.

Full-year 2011 reported net sales increased to $13.2 billion, or by 6.5 percent from the $12.4 billion posted in 2010. Internal net sales increased by 4.5 percent over the same period. Reported full-year 2011 operating profit was $2.0 billion, a decline of 0.7 percent; internal operating profit, which excludes the effects of foreign currency translation, declined by 2.9 percent. This anticipated decline was the result of the company’s supply-chain initiatives, the reinstatement of incentive compensation costs, and continued high-levels of commodity inflation.

Full-year reported net earnings were $1.2 billion, or $3.38 per diluted share, an increase of 2.4% from full-year 2010 earnings of $3.30 per share. Full-year, currency-neutral 2011 earnings per share were unchanged from the previous year. Fourth quarter reported net earnings were $232 million, or $0.64 per diluted share, an increase of 25% from fourth quarter 2010 reported earnings of $0.51 per diluted share.

“In 2011 we started to build a foundation upon which we can grow,” said John Bryant, Kellogg Company’s president and chief executive officer. “We are pleased to have again posted very strong revenue growth and we have continued to make the investments necessary for future growth. Without the impact of the compensation costs and the supply-chain investment, our underlying operating profit increased in line with the company’s long-term target of mid single-digit growth. We will further improve our supply chain in 2012, but, as importantly, we will also focus our efforts on increasing investment in brand building and launching even stronger innovation.”

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North America

Kellogg North America reported net sales growth of 5.6% in 2011 and 6.6% in the fourth quarter. Internal sales growth was 5.3% in 2011 and 6.7% in the fourth quarter. North America Retail Cereal posted internal net sales growth of 3.9% in 2011 and 1.5% in the fourth quarter. North America Retail Snacks posted internal net sales growth of 4.7% in 2011 and a strong 8.1% growth rate in the fourth quarter. The North America Frozen and Specialty Channels businesses delivered strong internal revenue growth: sales increased by 9.7% in 2011 and by 13.5% in the fourth quarter.

North American operating profit increased by 18% on both a reported and internal basis in the fourth quarter. Full-year North American reported operating profit declined by 0.8%; full-year internal operating profit declined by 1.2% as the result of the previously mentioned supply-chain initiatives, the reinstatement of incentive compensation costs, and continued high-levels of commodity inflation.

International

Kellogg International reported net sales growth of 8.3% in 2011 and 2.9% in the fourth quarter. Internal sales growth was 2.8% for the full year and 4.7% in the fourth quarter. The Latin American business posted internal sales growth of 10.3% in 2011; internal growth in the fourth quarter was 15.1 percent. Full-year growth was driven by strong underlying sales in our Mexican business. Internal net sales in our European business decreased at a 0.7% rate for the full year and by 1.3% in the fourth quarter. The Asia Pacific business posted internal sales growth of 4.1% for the full year and 8.2% in the fourth quarter.

Kellogg International’s reported full-year operating profit increased by 4% and internal operating profit decreased by 2.4 percent. Kellogg International’s fourth quarter reported and internal operating profit increased by 32.3% and 33.1%, respectively. Latin America’s internal operating profit declined by 9.9% in the fourth quarter. Europe’s fourth-quarter internal operating profit decreased by 11.2% due to a continued difficult trading environment in the United Kingdom and higher input costs. Asia Pacific’s internal operating profit increased by 430.3% in the quarter driven by an impairment charge associated with our Chinese business that occurred in the fourth quarter of 2010. Without the impact of this charge, operating profit would have increased by approximately 50 percent.

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Interest and Tax

Kellogg’s interest expense totaled $55 million in the fourth quarter, an improvement from the same quarter in 2010. The reported effective tax rate for the quarter was 32 percent; the tax rate for the full year was 29 percent.

Cash flow

Cash flow, defined as cash from operating activities less capital expenditures, was slightly more than $1 billion for the full year. Kellogg repurchased approximately $800 million of shares during the year and has approximately $650 million of its $2.5 billion three-year share repurchase authorization remaining.

Kellogg Reaffirms 2012 Earnings Guidance

The Company reaffirmed its guidance for internal net sales growth, which is expected to increase by 4 to 5 percent, greater than long-term annual targets and reflecting both improvement in price/mix and a stronger innovation pipeline. Kellogg expects full-year operating profit to be unchanged or slightly greater as the company continues to invest in future growth. Full-year, currency-neutral earnings per share are anticipated to grow between 2% and 4% including the impact of continued investments in supply chain, an update of the company’s SAP platform, an increase in the level of investment in brand building, and a benefit from the three-year $2.5 billion share repurchase program.

Bryant continued, “We remain very pleased with our revenue growth and the underlying strength of our businesses. We participate in attractive categories and our brand-building and innovation programs are strong. While we recognize that 2011 and 2012 are transition years, we are confident that we are making the right investments in the company, and in future growth.”

Conference Call / Webcast

Kellogg will host a conference call to discuss these results on February 2, 2012 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (888) 338-8373 in the U.S., and (973) 872-3000 outside

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of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://investor.kelloggs.com.

About Kellogg Company

With 2011 sales of more than $13 billion, Kellogg Company (NYSE: K) is the world’s leading producer of cereal and a leading producer of snacks and frozen foods. Our well-loved brands produced in 18 countries and marketed in more than 180 countries include Cheez-It®, Coco Pops®, Corn Flakes®, Eggo®, Frosted Flakes®, Kashi®, Keebler®, Kellogg’s®, Mini-Wheats®, Pop-Tarts®, Rice Krispies®, Special K®, and many more. To learn more about Kellogg Company, including our corporate responsibility initiatives and rich heritage, please visit www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and

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availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(millions, except per share data)

	Quarter ended		Year ended
(Results are unaudited)	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Net sales	$3,015	$2,860	$13,198	$12,397

Cost of goods sold	1,781	1,670	7,750	7,108
Selling, general and administrative expense	837	861	3,472	3,299

Operating profit	397	329	1,976	1,990

Interest expense	55	60	233	248
Other income (expense), net	(1)	(9)	(11)	—

Income before income taxes	341	260	1,732	1,742
Income taxes	109	75	503	502

Net income	$232	$185	$1,229	$1,240

Net income (loss) attributable to noncontrolling interests	—	(4)	(2)	(7)

Net income attributable to Kellogg Company	$232	$189	$1,231	$1,247

Per share amounts:
Basic	$.65	$.51	$3.40	$3.32
Diluted	$.64	$.51	$3.38	$3.30

Dividends per share	$.430	$.405	$1.670	$1.560

Average shares outstanding:
Basic	358	368	362	376

Diluted	360	370	364	378

Actual shares outstanding at period end			357	366

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Kellogg Company and Subsidiaries

SELECTED OPERATING SEGMENT DATA

(millions)
	Quarter ended		Year ended
(Results are unaudited)	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Net sales
North America	$2,061	$1,933	$8,873	$8,402
Europe	494	500	2,334	2,230
Latin America	233	214	1,049	923
Asia Pacific (a)	227	213	942	842

Consolidated	$3,015	$2,860	$13,198	$12,397

Segment operating profit
North America (b)	$350	$296	$1,553	$1,565
Europe	51	57	338	364
Latin America	24	27	176	153
Asia Pacific (a)	27	(8)	106	74
Corporate (b)	(55)	(43)	(197)	(166)

Consolidated	$397	$329	$1,976	$1,990

(a)	Includes Australia, Asia and South Africa.
(b)	Research and Development expense totaling $3 million for the quarter ended January 1, 2011 and $11 million for the year ended January 1, 2011 was reallocated to Corporate from North America.

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)

	Year ended
	December 31,	January 1,
(unaudited)	2011	2011
Operating activities
Net income	$1,229	$1,240
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	369	392
Deferred income taxes	84	266
Other	(22)	97
Postretirement benefit plan contributions	(192)	(643)
Changes in operating assets and liabilities	127	(344)

Net cash provided by operating activities	1,595	1,008

Investing activities
Additions to properties	(594)	(474)
Other	7	9

Net cash used in investing activities	(587)	(465)

Financing activities
Net issuances (reductions) of notes payable	189	(1)
Issuances of long-term debt	895	987
Reductions of long-term debt	(945)	(1)
Net issuances of common stock	291	204
Common stock repurchases	(798)	(1,052)
Cash dividends	(604)	(584)
Other	15	8

Net cash used in financing activities	(957)	(439)

Effect of exchange rate changes on cash and cash equivalents	(35)	6

Increase in cash and cash equivalents	16	110
Cash and cash equivalents at beginning of period	444	334

Cash and cash equivalents at end of period	$460	$444

Supplemental financial data:
Cash Flow (operating cash flow less property additions) (a)	$1,001	$534

(a)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

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Kellogg Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(millions, except per share data)

	December 31,	January 1,
	2011	2011
	(unaudited)	*
Current assets
Cash and cash equivalents	$460	$444
Accounts receivable, net	1,188	1,190
Inventories:
Raw materials and supplies	247	224
Finished goods and materials in process	885	832
Deferred income taxes	149	110
Other prepaid assets	98	115

Total current assets	3,027	2,915
Property, net of accumulated depreciation of $4,847 and $4,690	3,281	3,128
Goodwill	3,623	3,628
Other intangibles, net of accumulated amortization of $49 and $47	1,454	1,456
Pension	150	333
Other assets	366	387

Total assets	$11,901	$11,847

Current liabilities
Current maturities of long-term debt	$761	$952
Notes payable	234	44
Accounts payable	1,189	1,149
Accrued advertising and promotion	410	405
Accrued income taxes	66	60
Accrued salaries and wages	242	153
Other current liabilities	411	421

Total current liabilities	3,313	3,184
Long-term debt	5,037	4,908
Deferred income taxes	637	697
Pension liability	560	265
Nonpension postretirement benefits	188	214
Other liabilities	404	425

Commitments and contingencies

Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	522	495
Retained earnings	6,721	6,122
Treasury stock, at cost	(3,130)	(2,650)
Accumulated other comprehensive income (loss)	(2,458)	(1,914)

Total Kellogg Company equity	1,760	2,158
Noncontrolling interests	2	(4)

Total equity	1,762	2,154

Total liabilities and equity	$11,901	$11,847

*	Condensed from audited financial statements.

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Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Fourth quarter of 2011 versus 2010
(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consoli- dated
2011 net sales	$2,061	$494	$233	$227	$—	$3,015

2010 net sales	$1,933	$500	$214	$213	$—	$2,860

% change—2011 vs. 2010:
Volume (tonnage) (b)	-.1%	-4.3%	3.8%	-1.0%	—	-.6%
Pricing/mix	6.8%	3.0%	11.3%	9.2%	—	6.6%

Subtotal—internal business	6.7%	-1.3%	15.1%	8.2%	—	6.0%
Foreign currency impact	-.1%	.1%	-5.7%	-2.0%	—	-.6%

Total change	6.6%	-1.2%	9.4%	6.2%	—	5.4%

(dollars in millions)	North America (c)	Europe	Latin America	Asia Pacific (a)	Corporate (c)	Consoli- dated
2011 operating profit	$350	$51	$24	$27	$(55)	$397

2010 operating profit	$296	$57	$27	$(8)	$(43)	$329

% change—2011 vs. 2010:
Internal business	18.0%	-11.2%	-9.9%	430.3%	-28.4%	20.5%
Foreign currency impact	—%	.2%	-.8%	-6.6%	—	-.2%

Total change	18.0%	-11.0%	-10.7%	423.7%	-28.4%	20.3%

(a)	Includes Australia, Asia, and South Africa.
(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.
(c)	Research and Development expense totaling $3 million for the quarter ended January 1, 2011 was reallocated to Corporate from North America.

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Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Year ended 2011 versus 2010
(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consoli- dated
2011 net sales	$8,873	$2,334	$1,049	$942	$—	$13,198

2010 net sales	$8,402	$2,230	$923	$842	$—	$12,397

% change - 2011 vs. 2010:
Volume (tonnage) (b)	.7%	-3.1%	.8%	-.2%	—	—%
Pricing/mix	4.6%	2.4%	9.5%	4.3%	—	4.5%

Subtotal - internal business	5.3%	-.7%	10.3%	4.1%	—	4.5%
Foreign currency impact	.3%	5.3%	3.4%	7.7%	—	2.0%

Total change	5.6%	4.6%	13.7%	11.8%	—	6.5%

(dollars in millions)	North America (c)	Europe	Latin America	Asia Pacific (a)	Corporate (c)	Consoli- dated
2011 operating profit	$1,553	$338	$176	$106	$(197)	$1,976

2010 operating profit	$1,565	$364	$153	$74	$(166)	$1,990

% change - 2011 vs. 2010:
Internal business	-1.2%	-12.5%	8.7%	32.9%	-18.4%	-2.9%
Foreign currency impact	.4%	5.4%	6.1%	10.3%	—	2.2%

Total change	-.8%	-7.1%	14.8%	43.2%	-18.4%	-.7%

(a)	Includes Australia, Asia, and South Africa.
(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.
(c)	Research and Development expense totaling $11 million for the year-to-date period ended January 1, 2011 was reallocated to Corporate from North America.

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Kellogg Company and Subsidiaries

Up-Front costs* and Impairment Charges

$ millions

	Quarter ended December 31, 2011			Year ended December 31, 2011
	Cost of goods sold (a)	Selling, general and administrative expense	Total	Cost of goods sold (a)	Selling, general and administrative expense	Total
2011
North America	$5	$4	$9	$19	$23	$42
Europe	3	1	4	15	1	16
Latin America	—	—	—	—	1	1
Asia Pacific	—	—	—	2	—	2
Corporate	—	—	—	—	—	—

Total up-front costs	$8	$5	$13	$36	$25	$61

China impairment (b)	$—	$—	$—	$—	$—	$—

	Quarter ended January 1, 2011			Year ended January 1, 2011
	Cost of goods sold	Selling, general and administrative expense	Total	Cost of goods sold	Selling, general and administrative expense	Total
2010
North America	$4	$2	$6	$17	$20	$37
Europe	3	2	5	14	3	17
Latin America	1	1	2	3	1	4
Asia Pacific	1	—	1	3	2	5
Corporate	—	—	—	—	3	3

Total up-front costs	$9	$5	$14	$37	$29	$66

China impairment (b)	$8	$21	$29	$8	$21	$29

2011 Variance - better(worse) than 2010
North America	$(1)	$(2)	$(3)	$(2)	$(3)	$(5)
Europe	—	1	1	(1)	2	1
Latin America	1	1	2	3	—	3
Asia Pacific	1	—	1	1	2	3
Corporate	—	—	—	—	3	3

Total up-front costs	$1	$—	$1	$1	$4	$5

China impairment	$8	$21	$29	$8	$21	$29

*	Up-front costs are charges incurred by the Company which will result in future cash savings and/or reduced depreciation. They include expense associated with capital projects across our supply chain network.
(a)	Includes expense associated with capital projects across our supply chain network incurred primarily in North America, totaling $5 million and $21 million for the quarter ended and year ended December 31, 2011, respectively.
(b)	2010 operating profit was impacted by $26 million. The difference of $3 million was allocated to a non-controlling interest shareholder.

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